Exhibit 10.3

PROMISSORY NOTE

$7,500,000.00	September 30, 2009
Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, XETA TECHNOLOGIES, INC., an Oklahoma corporation (“Maker”), promises to pay to the order of BANK OF OKLAHOMA, N.A. (“Lender”), on or before November 30, 2009 (the “Maturity Date”), at Lender’s offices in Tulsa, Oklahoma, the principal sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) or such thereof as shall be advanced hereunder from time to time and remain outstanding, together with interest accrued from the date hereof on the principal balance outstanding hereunder and on any past due interest hereunder at a floating rate equal to the LIBOR Rate (defined below), adjusted as of each change therein, plus six percent (6.0%), adjusted payable as follows.

a.             Principal.  Principal shall be due and payable in full on the Maturity Date.

b.             Interest.  Interest shall be payable on November 1, 2009, and on the Maturity Date.

This Note is issued under the terms of the Revolving Credit and Term Loan Agreement dated October 1, 2003, as amended (the “Credit Agreement”), between Maker and Lender and is the “Revolving Line Note” referred to in the Credit Agreement.  All capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

As used herein, “LIBOR Rate” on any day means an interest rate per annum equal to the “London Interbank Offered Rate” for U.S. dollars on such day applicable to a one-month interest period (or, if such day is not a Business Day, the immediately preceding Business Day) appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. Central time on such day, rounded to the nearest 1/16th of 1%.  Each change in the LIBOR Rate shall become effective hereunder without notice to Maker (which notice is hereby expressly waived by Maker) on the effective date of each such change.

Notwithstanding any other provision of this Note or the Credit Agreement, the rate of interest payable upon the indebtedness evidenced by this Note shall not at any time exceed the maximum rate of interest permitted under the laws of the State of Oklahoma for loans of the type and character evidenced by this Note.

If any payment shall be due on a Saturday or Sunday or upon any other day on which state or national banks in the State of Oklahoma are closed for business by virtue of a legal holiday for such banks, such payment shall be due and payable on the next succeeding banking day and interest shall accrue to such day.  All interest due hereon shall be computed on the actual number of days elapsed (365 or 366) based upon a 360-day year.

All payments under this Note shall be made in legal tender of the United States of America or in other immediately available funds at Lender’s office described above, and no credit shall be given for any payment received by check, draft or other instrument or item until such time as the holder hereof shall have received credit therefor from the holder’s collecting agent or, in the event no collecting agent is used, from the bank or other financial institution upon which said check, draft or other instrument or item is drawn.

From time to time the maturity date of this Note may be extended or this Note may be renewed, in whole or in part, or a new note of different form may be substituted for this Note and/or the rate of interest may be changed, or changes may be made in consideration of loan extensions, and the holder, from time to time, may waive or surrender, either in whole or in part, any rights, guarantees, security interests or liens given for the benefit of the holder in connection herewith; but no such occurrences shall in any manner affect, limit, modify or otherwise impair any rights, guarantees or security of the holder not specifically waived, released or surrendered in writing, nor shall any maker, guarantor, endorser or any person who is or might be liable hereon, either primarily or contingently, be released from such liability by reason of the occurrence of any such event.  The holder hereof, from time to time, shall have the unlimited right to release any person who might be liable hereon; and such release shall not affect or discharge the liability of any other person who is or might be liable hereon.

If any payment required by this Note to be made is not made when due, or if any default occurs under any loan agreement or under the provisions of any mortgage, security agreement, assignment, pledge or other document or agreement which provides security for the indebtedness evidenced by this Note, the holder hereof may, at its option, without notice or demand, declare this Note in default and all indebtedness due and owing hereunder immediately due and payable.  Interest from the date of default on such principal balance and on any past due interest hereunder shall accrue at the rate of five percent (5%) per annum above the nondefault interest rate accruing hereunder.  The Maker and any endorsers, guarantors and sureties hereby severally waive protest, presentment, demand, and notice of protest and nonpayment in case this Note or any payment due hereunder is not paid when due; and they agree to any renewal, extension, acceleration, postponement of the time of payment, substitution, exchange or release of collateral and to the release of any party or person primarily or contingently liable without prejudice to the holder and without notice to the Maker or any endorser, guarantor or surety.  Maker and any guarantor, endorser, surety or any other person who is or may become liable hereon will, on demand, pay all costs of collection, including reasonable attorney fees of the holder hereof in attempting to enforce payment of this Note and reasonable attorney fees for defending the validity of any document securing this Note as a valid first and prior lien.

Upon the occurrence of any default hereunder, Lender shall have the right, immediately and without further action by it, to set off against this Note all money owed by Lender in any capacity to the Maker or any guarantor, endorser or other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of Maker to Lender all money owed by Lender in any capacity to Maker; and Lender shall be deemed to have exercised such right of setoff and to have made a charge against such money immediately upon the occurrence of such default even though such charge is made or entered into the books of Lender subsequently thereto.

The holder of this Note may collect a late charge not to exceed an amount equal to five percent (5%) of the amount of any payment which is not paid within ten (10) days from the due date thereof, for the purposes of covering the extra expenses involved in handling delinquent payments.  This late charge provision shall not be applicable in the event the holder hereof, at its option, elects to receive interest at the increased rate as provided hereunder in the event of default.

This Note is given for an actual loan of money for business purposes and not for personal, agricultural or residential purposes, and is executed and delivered in the State of

Oklahoma and shall be governed by and construed in accordance with the laws of the State of Oklahoma.

This Note is made, executed and delivered by Maker and accepted by Lender in renewal and extension of, but not in payment or satisfaction of, that certain Promissory Note of Maker dated August 29, 2008 (the “Prior Note”), executed by Maker payable to the order of Lender in the stated principal amount of $7,500,000.00.  All Loan Documents securing payment of the Prior Note shall continue in full force and effect as security for payment of this Note.

XETA TECHNOLOGIES, INC.

By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer